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                                                                    EXHIBIT 99.1

BindView Announces Cost-Cutting Measures

Plan Includes Reduction of Seven Percent of Workforce

Houston - March 13, 2001 -BindView Corporation (NASDAQ: BVEW), a leading provider of IT security management and administrative solutions, today announced measures to help increase profitability. The announcement comes as a result of the company's March 6, 2001 announcement of more cautious revenue and expense growth estimates for fiscal year 2001.

The cost-cutting measures include a reduction of approximately seven percent of the company's workforce. The cost-cutting measures also include reduced spending in non-personnel related areas as well. The company anticipates to account for the expenses related to this workforce reduction as well as the cost-cutting measures as a one-time restructuring charge in the first quarter of fiscal 2001.

"We're taking these steps because of the near-term softness that we are seeing in the economy," said Richard P. Gardner, president and chief executive officer at BindView. "Because of the economic uncertainty beyond the first quarter, it is prudent to slow down the growth in expenses for the remainder of our fiscal year."

About BindView Corporation

BindView, the leader in the vulnerability assessment market, provides software solutions which enhance business performance by helping to ensure the integrity of the IT infrastructure. BindView's comprehensive software offerings secure and simplify the management and administration of network operating systems, directories and related applications. By enabling corporate IT professionals to effectively leverage their existing technologies, BindView's award-winning products play a critical role in achieving business goals. More than 10 million licenses of BindView's solutions have been shipped worldwide to approximately 5,000 companies, including more than 75 of the Fortune 100 and 24 of the largest 25 U.S. banks. Contact BindView via e-mail at info@bindview.com or visit BindView's World Wide Web site at http//www.bindview.com. BindView can also be reached at (800) 749-8439 or at (713) 561-4000.

Editors Note: BindView(R), the BindView logo, and the BindView product names used in this document are trademarks of BindView Development Corporation, which may be registered in one or more jurisdictions. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.

Statements in this news release not based on historical fact are "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as, for example, the risks associated with lower demand in a weak economy, competition within the network management software industry, rapid technological change, and BindView's development of and the market's acceptance of new products. Other such factors include the risk factors and other matters described from time to time in BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission.